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EXHIBIT 21.1

SUBSIDIARIES

        Each of the following is a wholly owned direct subsidiary of Netlist, Inc.:

Entity Name	Jurisdiction of Organization
Netlist Technology Texas, L.P.	Texas
Netlist Electronics (Suzhou) Co., Ltd	People's Republic of China
Netlist HK Limited	Hong Kong

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  EXHIBIT 21.1
SUBSIDIARIES